Exhibit 3.1

                            ARTICLES OF INCORPORATION
                                       OF
                            NEW SWIFT ENERGY COMPANY

                               a Texas corporation



     I, the undersigned natural person of the age of eighteen (18) years or more, acting as incorporator of a corporation under the Texas Business
Corporation Act (the "Act"), do hereby adopt the following Articles of Incorporation for such corporation:

                                   ARTICLE I

     The  name  of  this   corporation   is  New  Swift   Energy   Company  (the
"Corporation").

                                   ARTICLE II

     The period of the Corporation's duration is perpetual.

                                  ARTICLE III

     The Corporation is organized for the purpose of engaging in any lawful act, activity and/or business for which corporations may be organized under the Texas Business Corporation Act.

                                   ARTICLE IV

     The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is 90 million shares, consisting of
(a) 85 million shares of Common Stock, par value $.01 per share ("Common Stock"), and (b) 5 million shares of Preferred Stock, par value $.01 per share ("Preferred Stock").

     The Board of Directors shall issue Preferred Stock from time to time at its option for such consideration and pursuant to such terms and conditions as it may decide. The Board of Directors shall determine the relative rights and preferences of the Preferred Stock and Common Stock and may, at its option, divide such Preferred Stock into series and determine variations, if any, between any series so established.

                                   ARTICLE V

     No shareholder shall have a preemptive right to acquire any shares or securities of any class, whether now or hereafter authorized, which may at any time be issued, sold or offered for sale by the Corporation.


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

                                   ARTICLE VI

     The address of the Corporation's registered office is 16825 Northchase Drive, Suite 400, Houston, Texas 77060, and the name of its registered agent at such address is Terry E. Swift.

                                  ARTICLE VIII

     The number of  directors of this  Corporation  shall be not less than three
(3) nor more than fifteen (15), the exact number to be fixed from time to time in the manner provided in the Bylaws of the Corporation. The number of directors constituting the initial Board of Directors is nine (9), and the names and addresses of such persons who are to serve as directors until each of his/her successors is elected and qualified are:


          Name                                        Address

          Henry C. Montgomery                         16825 Northchase Drive, Suite 400
                                                      Houston, Texas  77060
          Clyde W. Smith, Jr.                         16825 Northchase Drive, Suite 400
                                                      Houston, Texas  77060
          A. Earl Swift                               16825 Northchase Drive, Suite 400
                                                      Houston, Texas 77060
          Terry E. Swift                              16825 Northchase Drive, Suite 400
                                                      Houston, Texas  77060
          Deanna L. Cannon                            16825 Northchase Drive, Suite 400
                                                      Houston, Texas  77060
          Raymond E. Galvin                           16825 Northchase Drive, Suite 400
                                                      Houston, Texas  77060
          Douglas J. Lanier                           16825 Northchase Drive, Suite 400
                                                      Houston, Texas  77060
          Greg Matiuk                                 16825 Northchase Drive, Suite 400
                                                      Houston, Texas  77060
          Bruce H. Vincent                            16825 Northchase Drive, Suite 400
                                                      Houston, Texas  77060

                                 ARTICLE VIII

     The right to cumulate votes in the election of directors is hereby expressly denied.


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

                                   ARTICLE IX

     Except as may otherwise be provided in the bylaws, the Board of Directors of this Corporation is expressly authorized to alter, amend, or repeal the bylaws or to adopt new bylaws of this Corporation without any action on the part of the shareholders; but the bylaws made by the directors and the powers so conferred may be altered or repealed by the shareholders.

                                    ARTICLE X

     Pursuant to Article 1302-7.06 of the Texas Miscellaneous Corporation Laws Act, as amended, no member of the Board of Directors of the Corporation shall be liable, personally or otherwise, in any way to the Corporation or its shareholders for monetary damages caused in any way by an act or omission occurring in the director's capacity as a director of the Corporation, except that this Article does not eliminate or limit liability of a director to the extent that the director is found liable for:

     (1) a breach of a director's duty of loyalty to the Corporation or its shareholders;

     (2) an act or omission not in good faith that constitutes a breach of duty of the director to the Corporation or an act or omission that involves intentional misconduct or a knowing violation of the law;

     (3) a transaction from which the director received an improper benefit whether or not the benefit resulted from an action taken within the scope of the director's office; or

     (4) an act or omission for which the liability of a director is expressly provided by an applicable statute.

                                   ARTICLE XI

     The Corporation shall have the obligation or power, as may be applicable under the Corporation's bylaws, to indemnify its officers, directors, employees and agents for costs and expenses incurred by such persons in connection with certain legal proceedings, and to purchase and maintain liability insurance for those persons, as provided in the Corporation's bylaws and any future amendments thereto, and to the full extent permitted by the applicable laws of the State of Texas and any future amendments thereto.

                                   ARTICLE XII

     Any action required by the Texas Business Corporation Act to be taken at any annual or special meeting of shareholders, or any action that may be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted. Such consent or consents shall be in such form and shall be delivered to the Corporation in such manner as specified in Article 9.10A of the Texas Business Corporation Act, as amended, or similar successor provision.


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


     The name of the incorporator is Karen Bryant and the address of the incorporator is 16825 Northchase Drive, Suite 400, Houston, Texas 77060.

         Executed effective as of the 15th day of December, 2005.


                                                    INCORPORATOR

                                                    /s/ Karen Bryant
                                                    ___________________________
                                                    Karen Bryant
















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